QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT: PracticeWorks, Inc.
Dennis Stockwell
Vice President and General Counsel
(770) 850-5006

PRACTICEWORKS, INC. ANNOUNCES
PUBLIC OFFERING
OF SHARES OF COMMON STOCK

Atlanta, GA, June 7, 2002—PracticeWorks, Inc. (AMEX: PRW), a leading provider of software-based information technology for dentists, orthodontists and oral and maxillofacial surgeons today announced the public offering of 4,523,026 shares of common stock, priced at $15.50 per share, of which 3,750,000 shares are offered by the Company and 773,026 shares are offered by existing shareholders.

        William Blair & Company, L.L.C. is the lead managing underwriter, and Jefferies & Company, Inc., A.G. Edwards & Sons, Inc., and Sanders Morris Harris Inc. are the co-managing underwriters of the offering. The Company has granted to the underwriters an option to purchase up to an additional 678,454 shares of common stock to cover over-allotments, if any.

About PracticeWorks, Inc.

        PracticeWorks, Inc. is a provider of information technology systems for dentists, orthodontists and oral and maxillofacial surgeons. PracticeWorks' product offerings include practice management applications, digital imaging, electronic data interchange (EDI) services, internet services, and ongoing maintenance, support and training related to all products. The address of the Company's principal executive offices is 1765 The Exchange, Atlanta, Georgia 30339.

        A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of any such state.

        A copy of the final prospectus related to the offering can be obtained from William Blair & Company, L.L.C., 222 West Adams Street, Chicago, IL 60606, (312) 236-1600, Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY 10022, (212) 284-2342, A.G. Edwards & Sons, Inc., One North Jefferson, St. Louis, MO 63103, (314) 955-4072, and Sanders Morris Harris Inc., 600 Travis, Suite 3100, Houston, TX 77002, (713) 224-3100.

        Certain statements in this press release, and other written or oral statements made by or on behalf of us, are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: our history of losses and future profitability; the profitability of our new subscription pricing model; our ability to achieve widespread brand recognition; whether our new product offerings will be adopted; our ability to update our products to keep up with rapidly changing technology systems; our future capital needs and our ability to obtain such capital; and the risk factors detailed from time to time in PracticeWorks' periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

QuickLinks

  Exhibit 99